Exhibit 10.1
ROCKY BRANDS, INC.
EMPLOYMENT AGREEMENT
     This Agreement is made this 20th day of July, 2007, to be effective as of June 25, 2007, by and between THOMAS R. MORRISON and ROCKY BRANDS, INC., an Ohio corporation with its principal office at 39 East Canal Street, Nelsonville, Ohio 45764, its subsidiaries, successors and assigns (the “Company”).
Recitals
     A. The Company and its subsidiaries (collectively, the “Company”) are engaged in the business of designing, manufacturing and marketing high quality men’s and women’s footwear, apparel, and accessories, and, in connection with its business, the Company develops and uses valuable technical and nontechnical trade secrets and other confidential information which it desires to protect.
     B. You are employed as an officer of the Company.
     C. The Company considers your continued services to be in the best interest of the Company and desires, through this Agreement, to assure your continued services on behalf of the Company on an objective and impartial basis and without distraction or conflict of interest in the event of an attempt to obtain control of the Company.
     D. You are willing to remain in the employ of the Company on the terms set forth in this agreement.
Agreement
     NOW, THEREFORE, the parties agree as follows:
     1. Consideration. As consideration for your entering into this Agreement and your willingness to remain bound by its terms, the Company shall continue to employ you and provide you with access to certain Confidential Information as defined in this Agreement and other valuable consideration as provided for throughout this Agreement, including in Sections 3 and 4 of this Agreement.
     2. Employment.
             (a) Position. You will be employed as the Senior Vice President of Sales – Western Group of the Company, reporting to the President and Chief Operating Officer of the Company. You shall perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons employed in similar executive capacities. Your office and place of employment shall be located at the Company’s call center in Franklin, Tennessee.

     (b) Restricted Employment. While employed by the Company, you shall devote your best efforts to the business of the Company and shall not engage in any outside employment or consulting work without first securing the approval of the Company’s Chief Executive Officer or President and Chief Operating Officer. Furthermore, so long as you are employed under this Agreement, you agree to devote your full time and efforts exclusively on behalf of the Company and to competently, diligently, and effectively discharge your duties hereunder. You shall not be prohibited from engaging in such personal, charitable, or other nonemployment activities that do not interfere with your full time employment hereunder and which do not violate the other provisions of this Agreement. You further agree to comply fully with all policies and practices of the Company as are from time to time in effect.
     3. Compensation.
          (a) Your compensation will be at an annual base rate of $220,000 through December 31, 2007 (“Basic Salary”), payable in accordance with the normal payroll practices of the Company. Your Basic Salary will be reviewed annually and may be increased subject to the approval of the Board of Directors of the Company.
          (b) You will also be eligible for a cash bonus under a bonus plan which is determined annually by the Board of Directors of the Company. Your proposed bonus payouts at the “Target” and “Goal” levels (as referenced in the 2007 Bonus Plan) under any year’s bonus plan will be set at not less than 30% and 60%, respectively, of your Basic Salary. In the event that in any year, you transition to a “Consulting Employee” under Section 8(e) of this Agreement, you will be paid a pro-rated portion of any annual bonus that is earned in that year calculated as of the date you transition to a “Consulting Employee.”
          (c) You will be eligible to receive stock awards pursuant to the terms of plans adopted by the Board of Directors of the Company from time to time.
          (d) Subject to applicable Company policies, you will be reimbursed for necessary and reasonable business expenses incurred in connection with the performance of your duties hereunder or for promoting, pursuing or otherwise furthering the business or interests of the Company.
     4. Moving Expenses.
          (a) The Company shall promptly pay directly, or reimburse you for, reasonable moving expenses associated with your relocation from Lancaster, Ohio to Clarksville, Tennessee.
          (b) The Company shall promptly pay directly, or reimburse you for, the rent payments due through July 31, 2007, which is the remainder of the current lease term for your apartment residence in Lancaster, Ohio.

     4. Fringe Benefits. You will be entitled to receive employee benefits and participate in any employee benefit plans, in accordance with their terms as from time to time amended, that the Company maintains during your employment and which are made generally available to all other management employees in like positions. This includes a 401(k) and profit sharing plan. It is agreed that the Company will pay any necessary COBRA payments on your behalf due to any break in medical coverage for any reason, including pre-existing conditions.
     5. Confidential Information.
          (a) As used throughout this Agreement, the term “Confidential Information” means any information you acquire during employment by the Company (including information you conceive, discover or develop) which is not readily available to the general public and which relates to the business, including research and development projects, of the Company, its subsidiaries or its affiliated companies.
          (b) Confidential Information includes, without limitation, information of a technical nature (such as trade secrets, inventions, discoveries, product requirements, designs, software codes and manufacturing methods), matters of a business nature (such as customer lists, the identities of customer contacts, information about customer requirements and preferences, the terms of the Company’s contracts with its customers and suppliers, and the Company’s costs and prices), personnel information (such as the identities, duties, customer contacts, and skills of the Company’s employees) and other financial information relating to the Company and its customers (including credit terms, methods of conducting business, computer systems, computer software, personnel data, and strategic marketing, sales or other business plans). Confidential Information may or may not be patentable.
          (c) Confidential Information does not include information which you learned prior to employment with the Company from sources other than the Company, information you develop after employment from sources other than the Company’s Confidential Information or information which is readily available to persons with equivalent skills, training and experience in the same fields or fields of endeavor as you. You must presume that all information that is disclosed or made accessible to you during employment by the Company is Confidential Information if you have a reasonable basis to believe the information is Confidential Information or if you have notice that the Company treats the information as Confidential Information.
          (d) Except in conducting the Company’s business, you shall not at any time, either during or following your employment with the Company, make use of, or disclose to any other person or entity, any Confidential Information unless (i) the specific information becomes public from a source other than you or another person or entity that owes a duty of confidentiality to the Company and (ii) twelve months have passed since the specific information became public. However, you may discuss Confidential Information with employees of the Company when necessary to perform your duties to the Company. Notwithstanding the foregoing, if you are ordered by a court of competent jurisdiction to disclose Confidential Information, you will officially advise the Court that you are under a duty of confidentiality to the Company hereunder, take reasonable steps to delay disclosure until the Company may be heard by the Court, give the Company prompt notice of such Court order, and if ordered to disclose such Confidential Information you shall seek to do so under seal or in camera or in such other manner as reasonably designed to restrict the public disclosure and maintain the maximum confidentiality of such Confidential Information.
          (e) Upon Employment Separation, you shall deliver to the Company all originals, copies, notes, documents, computer data bases, disks, and CDs, or records of any kind that reflect or relate to any Confidential Information. As used herein, the term “notes” means written or printed words, symbols, pictures, numbers or formulae. As used throughout this Agreement, the term “Employment Separation” means the separation from and/or termination of your employment with the Company, including termination of your position as a “Consulting Employee” under Section 8(e), regardless of the time, manner or cause of such separation or termination.
     6. Inventions.
          (a) As used throughout this Agreement, the term “Inventions” means any inventions, improvements, designs, plans, discoveries or innovations of a technical or business nature, whether patentable or not, relating in any way to the Company’s business or contemplated business if the Invention is conceived or reduced to practice by you during your employment by the Company. Inventions includes all data, records, physical embodiments and intellectual property pertaining thereto. Inventions reduced to practice within one year following Employment Separation shall be presumed to have been conceived during employment.
          (b) Inventions are the Company’s exclusive property and shall be promptly disclosed and assigned to the Company without additional compensation of any kind. If requested by the Company, you, your heirs, your executors, your administrators or legal representative will provide any information, documents, testimony or other assistance needed for the Company to acquire, maintain, perfect or exercise any form of legal protection that the Company desires in connection with an Invention.
          (c) Upon Employment Separation, you shall deliver to the Company all copies of and all notes with respect to all documents or records of any kind that relate to any Inventions.
     7. Noncompetition and Nonsolicitation.
          (a) By entering into this Agreement, you acknowledge that the Confidential Information has been and will be developed and acquired by the Company by means of substantial expense and effort, that the Confidential Information is a valuable asset of the Company’s business, that the disclosure of the Confidential Information to any of the Company’s competitors would cause substantial and irreparable injury to the Company’s business, and that any customers of the Company developed by you or others during your employment are developed on behalf of the Company. You further acknowledge that you have been provided with access to Confidential Information, including Confidential Information concerning the Company’s major customers, and its technical, marketing and business plans, disclosure or misuse of which would irreparably injure the Company.

          (b) In exchange for the consideration specified in Section 1 of this Agreement — the adequacy of which you expressly acknowledge — you agree that during your employment by the Company and, except as otherwise provided in Section 8(e) hereof, for a period of six (6) months following Employment Separation, you shall not, directly or indirectly, as an owner, shareholder, officer, employee, manager, consultant, independent contractor, or otherwise:
          (i) Attempt to recruit or hire, interfere with or harm, or attempt to interfere with or harm, the relationship of the Company, its subsidiaries or affiliates, with any person who is an employee, customer or supplier of the Company, it subsidiaries or affiliates;
          (ii) Contact any employee of the Company for the purpose of discussing or suggesting that such employee resign from employment with the Company for the purpose of becoming employed elsewhere or provide information about individual employees of the Company or personnel policies or procedures of the Company to any person or entity, including any individual, agency or company engaged in the business of recruiting employees, executives or officers; or
          (iii) Own, manage, operate, join, control, be employed by, consult with or participate in the ownership, management, operation or control of, or be connected with (as a stockholder, partner, or otherwise), any business, individual, partner, firm, corporation, or other entity that competes or plans to compete, directly or indirectly, with the Company, its products, or any division, subsidiary or affiliate of the Company; provided, however, that your “beneficial ownership,” either individually or as a member of a “group” as such terms are used in Rule 13d of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of not more than two percent (2%) of the voting stock of any publicly held corporation, shall not be a violation of this Agreement.
     8. Termination of Employment.
          (a) Termination Upon Death or Disability. Your employment will terminate automatically upon your death. The Company will be entitled to terminate your employment because of your disability upon 30 days written notice. “Disability” will mean “total disability” as defined in the Company’s long term disability plan or any successor thereto. In the event of a termination under this Section 8(a), the Company will pay you only the earned but unpaid portion of your Basic Salary through the termination date.
          (b) Termination by Company for Cause. An Employment Separation for Cause, will occur upon a determination by the Company that “Cause” exists for your termination and the Company serves you written notice of such termination. As used in this Agreement, the term “Cause” shall refer only to any one or more of the following grounds:
          (i) Commission of an act of dishonesty involving the Company, its business or property, including, but not limited to, misappropriation of funds or any property of the Company;

          (ii) Engagement in activities or conduct clearly injurious to the best interests or reputation of the Company;
          (iii) Willful and continued failure substantially to perform your duties under this Agreement (other than as a result of physical or mental illness or injury), after the Board of Directors of the Company delivers to you a written demand for substantial performance that specifically identifies the manner in which the Board believes that you have not substantially performed your duties;
          (iv) Illegal conduct or gross misconduct that is willful and results in material and demonstrable damage to the business or reputation of the Company;
          (v) The clear violation of any of the material terms and conditions of this Agreement or any other written agreement or agreements you may from time to time have with the Company;
          (vi) The clear violation of the Company’s code of business conduct or the clear violation of any other rules of behavior as may be provided in any employee handbook which would be grounds for dismissal of any employee of the Company; or
          (vii) Commission of a crime which is a felony, a misdemeanor involving an act of moral turpitude, or a misdemeanor committed in connection with your employment by the Company which causes the Company a substantial detriment.
          No act or failure to act shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company. Any act or failure to act that is based upon authority given pursuant to a resolution duly adopted by the Board of Directors, or the advice of counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company.
          In the event of a termination under this Section 8(b), the Company will pay you only the earned but unpaid portion of your Basic Salary through the termination date.
          Following a termination for Cause by the Company, if you desire to contest such determination, your sole remedy will be to submit the Company’s determination of Cause to arbitration in Columbus, Ohio before a single arbitrator under the commercial arbitration rules of the American Arbitration Association. If the arbitrator determines that the termination was other than for Cause, the Company’s sole liability to you will be the amount that would be payable to you under Section 8(d) of this Agreement for a termination of your employment by the Company without Cause. Each party will bear his or its own expenses of the arbitration.

          (c) Termination by You. In the event of an Employment Separation as a result of a termination by you for any reason, you must provide the Company with at least 14 days advance written notice and continue working for the Company during the 14-day notice period, but only if the Company so desires to continue your employment and to compensate you during such period.
          In the event of such termination under this Section, the Company will pay you the earned but unpaid portion of your Basic Salary through the termination date.
          (d) Termination by Company Without Cause. In the event of an Employment Separation as a result of termination by the Company without Cause, the Company will pay you the earned but unpaid portion of your Basic Salary through the termination date and will continue to pay you your Basic Salary for an additional six (6) months; provided, however, any such payments will immediately end if (i) you are in violation of any of your obligations under this Agreement, including Sections 5, 6 and/or 7; or (ii) the Company, after your termination, learns of any facts about your job performance or conduct that would have given the Company Cause, as defined in Section 8(b), to terminate your employment.
          (e) Change of Status to a Consulting Employee; Consulting and Noncompetition Consideration. As additional compensation for your agreement to provide services under this Agreement, you agree to resign your position as an officer of the Company and change your status to a consulting employee (“Consulting Employee”) not earlier than June 25, 2009 and not later than August 25, 2012. You will be compensated as a Consulting Employee according to the terms set forth below:
          (i) Extension of Noncompetition Period. The noncompetition and nonsolicitation period described in Section 7(b) above shall be extended to a period of five years following the date you become a Consulting Employee (the “Consulting Noncompetition Period”). After the Consulting Noncompetition Period ends, you will no longer be bound by the noncompetition and nonsolicitation provisions of Section 7(b).
          (ii) Consulting Employee Payment. In consideration of your agreement to consult to the Company as reasonably requested during the Consulting Noncompetition Period, $252,000 shall be payable in accordance with the normal payroll practices of the Company (the “Consulting Employee Payment”), except as otherwise provided, according to the following schedule:
     - $102,000 during your first year as a Consulting Employee, provided that (a) you will receive no payments during the first six months following the date on which you become a Consulting Employee; (b) an initial payment of $52,000 will occur six months and one day after the date on which you become a Consulting Employee and (c) the remaining $50,000 will be paid in accordance with the normal payroll practices of the Company;
     - $75,000 during your second year as a Consulting Employee; and

     - $25,000 during your third, fourth and fifth years as a Consulting Employee.
          (iii) Stock Options. As a Consulting Employee, any of your restricted stock and stock options shall continue to vest and be exercisable according to the terms of the applicable plan.
          (iv) Benefits. For purposes of the employee benefits that you were receiving from the Company immediately prior to your becoming a Consulting Employee, you will retain “employee” status and will be entitled to receive such benefits and participate in any employee benefit plans, in accordance with their terms as from time to time amended, that the Company maintains during the Consulting Noncompetition Period and which are made generally available to all other management employees in like positions, provided that your continued participation is possible under the general terms and provisions of such plans. In the event that your participation in any such plan is barred, the Company shall arrange to provide you, on an after-tax basis, with benefits substantially similar to those which you were otherwise entitled to receive under such plans for such period.
          (v) Termination for Cause; Material Breach of Non-Competition Agreement. Notwithstanding the foregoing, in the event that you are terminated for Cause by the Company during the Consulting Noncompetition Period, as “Cause” is defined above in Section 8(b), or you have materially breached the non-competition agreement set forth in Section 7(b) of this Agreement, such termination or material breach shall cause and constitute a forfeiture of any remaining unpaid installments of the Consulting Employee Payment effective as of the first date of such breach.
          (vi) Death or Disability. Notwithstanding the provisions of subsection (ii) hereof, but subject to subsection (v) hereof, in the event of your death or Disability during the Consulting Noncompetition Period, the Company shall pay to your estate or heirs, within 90 days after your death, the Consulting Employee Payment less any installments already paid to you thereon under subsection (b) hereof.
          (f) The noncompetition periods described in Section 8 of this Agreement shall be suspended while you engage in any activities in breach of this Agreement. In the event that a court grants injunctive relief to the Company for your failure to comply with Section 8, the noncompetition period shall begin again on the date such injunctive relief is granted.
          (g) Nothing contained in this Section 8 shall be construed as limiting your obligations under Sections 5, 6 or 7 of this Agreement concerning Confidential Information, Inventions, or Noncompetition and Nonsolicitation.
          (h) Code Section 409A. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause you to incur any additional tax or interest under Internal Revenue Code Section 409A or any guidance promulgated thereunder (“Code Section 409A”), the Company shall, after consulting with you and receiving your approval (which shall not be unreasonably withheld), reform such provision in such a manner as shall not cause you to incur any such tax or interest, for example, by providing that any payments upon Employment Separation shall not be made until the earlier of (i) the date which is six months after Employment Separation, (ii) the date of your death, or (iii) any earlier date that does not result in such additional tax or interest under Code Section 409A.
     9. Remedies; Venue; Process.
          (a) You hereby acknowledge and agree that the Confidential Information disclosed to you prior to and during the term of this Agreement is of a special, unique and extraordinary character, and that any breach of this Agreement will cause the Company irreparable injury and damage, and consequently the Company shall be entitled, in addition to all other legal and equitable remedies available to it, to injunctive and any other equitable relief to prevent or cease a breach of Sections 5, 6 or 7 of this Agreement without further proof of harm and entitlement; that the terms of this Agreement, if enforced by the Company, will not unduly impair your ability to earn a living or pursue your vocation; and further, that the Company may cease paying any compensation and benefits under Section 8 if you fail to comply with this Agreement, without restricting the Company from other legal and equitable remedies. The parties agree that the prevailing party in litigation concerning a breach of this Agreement shall be entitled to all costs and expenses (including reasonable legal fees and expenses) which it incurs in successfully enforcing this Agreement and in prosecuting or defending any litigation (including appellate proceedings) concerning a breach of this Agreement.
          (b) Except for actions brought under Section 8(b) of this Agreement, the parties agree that jurisdiction and venue in any action brought pursuant to this Agreement to enforce its terms or otherwise with respect to the relationships between the parties shall properly lie in the Court of Common Pleas of Athens County, Ohio. Such jurisdiction and venue is exclusive, except that the Company may bring suit in any jurisdiction and venue where jurisdiction and venue would otherwise be proper if you may have breached Sections 5, 6 or 7 of this Agreement. The parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court shall constitute valid and lawful service of process against them, without the necessity for service by any other means provided by statute or rule of court.
     10. Exit Interview. Prior to Employment Separation, you shall attend an exit interview if desired by the Company and shall, in any event, inform the Company at the earliest possible time of the identity of your future employer and of the nature of your future employment.
     11. No Waiver. Any failure by the Company to enforce any provision of this Agreement shall not in any way affect the Company’s right to enforce such provision or any other provision at a later time.

     12. Saving. If any provision of this Agreement is later found to be completely or partially unenforceable, the remaining part of that provision of any other provision of this Agreement shall still be valid and shall not in any way be affected by the finding. Moreover, if any provision is for any reason held to be unreasonably broad as to time, duration, geographical scope, activity or subject, such provision shall be interpreted and enforced by limiting and reducing it to preserve enforceability to the maximum extent permitted by law.
     13. No Limitation. You acknowledge that your employment by the Company may be terminated at any time by the Company or by you with or without cause in accordance with the terms of this Agreement. This Agreement is in addition to and not in place of other obligations of trust, confidence and ethical duty imposed on you by law.
     14. Governing Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Ohio without reference to its choice of law rules.
     15. Final Agreement. This Agreement replaces any existing agreement between you and the Company relating to the same subject matter and may be modified only by an agreement in writing signed by both you and a duly authorized representative of the Company.
     16. Further Acknowledgments. YOU ACKNOWLEDGE THAT YOU HAVE RECEIVED A COPY OF THIS AGREEMENT, THAT YOU HAVE READ AND UNDERSTOOD THIS AGREEMENT, THAT YOU UNDERSTAND THIS AGREEMENT AFFECTS YOUR RIGHTS, AND THAT YOU HAVE ENTERED INTO THIS AGREEMENT VOLUNTARILY.

ROCKY BRANDS, INC.
By:	/s/ Mike Brooks
Mike Brooks
Chief Executive Officer

EXECUTIVE:
/s/ Thomas R. Morrison
Thomas R. Morrison